Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Marathon Petroleum Corporation of our report dated February 28, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Marathon Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-225244) of Marathon Petroleum Corporation. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-225244) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Toledo, OH

October 1, 2018